Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Invitrogen Corporation for the registration of the 2% Convertible Senior Note, due August 1, 2003 and the underlying 5,129,145 shares of its common stock to be filed on or about October 29, 2003 and to the incorporation by reference therein of our report dated February 7, 2003, with respect to the 2002 consolidated financial statements and schedule of Invitrogen Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

            ERNST & YOUNG LLP

San Diego, California
October 27, 2003